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Exhibit 10.2

SUBLICENSE AGREEMENT

by and among

CHONGQING TAIHAO PHARMACEUTICAL CO LTD,

CHONGQING JINGDONG JUNZHUO PHARMACEUTICAL CO., LTD.

and

ATHENEX, INC.

December 30, 2018

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THIS SUBLICENSE AGREEMENT (this “Sublicense Agreement”) is made as of December 30, 2018 (the “Effective Date”), by and among Chongqing Taihao Pharmaceutical Co Ltd,, a company organized and existing under the laws of China and having its principal office at C—5 #105 C-5, Er Lang Chuang Ye Road, Jiulongpo District, Chongqing, China (“Sublicensor” or “Taihao”), Chongqing Jingdong Junzhuo Pharmaceutical Co., Ltd, a company organized and existing under the laws of China and having its principal office at 26# West Honghu Road Yubei District, Chongqing, China (“Sublicensee” or “Jingdong”) and solely for purposes of Section 10.13 herein, Athenex, Inc., a company organized and existing under the laws of the State of Delaware and having its principal office at Conventus Building, 1001 Main Street, Suite 600, Buffalo, New York, 14203 (“Athenex” and together with Sublicensor and Sublicensee, the “Parties” and each individually, a “Party”).

B A C K G R O U N D:

WHEREAS, pursuant to that certain License Agreement dated December 30, 2018, by and between Athenex and Sublicensor (the “License Agreement”), Sublicensor is licensed to use the Intellectual Property in the Compound to Commercialize the Licensed Products for use in the Field in the Territory;

WHEREAS, Sublicensee and its Affiliates have experience in marketing, promotion, sale and distribution of pharmaceutical products in the Territory;

WHEREAS, each Party is willing to enter into this Sublicense Agreement and Sublicensor agrees to grant the sublicense contemplated hereby on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual representations, warranties and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1. Meanings. Unless specifically set forth to the contrary herein, the following terms, whether used in the singular or plural, shall have the respective meanings set forth below:

(a)    “Act” means the United States Food, Drug, and Cosmetic Act of 1938, as amended, and the rules and regulations promulgated thereunder, or any successor act, as the same shall be in effect from time to time.

(b)    “Affiliate” means with respect to a Party (i) any corporation or business entity of which more than fifty percent (50%) of the securities or other ownership interests representing the equity, the voting stock or general partnership interest are owned, controlled or held, directly or indirectly, by a Party; (ii) any corporation or business entity which, directly or indirectly, owns, controls or holds more than fifty percent (50%) (or the maximum ownership interest permitted by law) of the securities or other ownership interests representing the equity, voting stock or general partnership interest of a Party;

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(iii) any corporation or business entity of which, directly or indirectly, an entity described in the immediately preceding subsection (ii) controls or holds more than fifty percent (50%) (or the maximum ownership interest permitted by law) of the securities or other ownership interests representing the equity, voting stock or general partnership interest of such corporation or entity; or (iv) any corporation or business entity of which a Party has the right to acquire, directly or indirectly, more than fifty percent (50%) of the securities or other ownership interests representing the equity, voting stock or general partnership interest thereof.

(c)    “Business Day” means any calendar day, except that if an activity to be performed or an event to occur falls on a Saturday, Sunday or a day which is recognized as a national holiday in the place of performance of an applicable activity or occurrence of an applicable event, then the activity may be performed or the event may occur on the next day that is not a Saturday, Sunday or nationally recognized holiday.

(d)    “Calendar Quarter” means for each Calendar Year, each of the three (3) month periods ending on March 31, June 30, September 30 and December 31; provided, however, that (i) the first Calendar Quarter of any period specified under this Sublicense Agreement shall extend from the commencement of such period to the end of the first complete Calendar Quarter thereafter; and (ii) the last Calendar Quarter shall end upon the expiration or termination of this Sublicense Agreement.

(e)    “Calendar Year” means, for the first Calendar Year of the Term, the period commencing on the Effective Date and ending on December 31, 2019, and for each successive year thereafter, the period beginning on January 1 and ending twelve (12) consecutive calendar months later on December 31.

(f)    “CFR” means the United States Code of Federal Regulations.

(g)    “Claims” has the meaning set forth in SECTION 6.3(a).

(h)    “Clinical Trials” means any clinical studies of a Licensed Product conducted on humans.

(i)    “Commercialize” or “Commercialization” means promotion, marketing, sale, supply, import, export and distribution of Licensed Products, including any educational or pre-launch activities.

(j)    “Commercially Reasonable Efforts” means exerting such efforts and employing such resources as would normally be exerted or employed by a Party for its other drug candidates and pharmaceutical products of a comparable stage of development and commercial potential.

(k)     “Compound” means Src/tubulin inhibitor, KX-01, also known as KX2-391.

(l)     “Control” means possession of the ability to grant the rights and licenses as provided for herein without violating the terms of any agreement or arrangement with any Third Party.

(m)    “Data” means any and all research data, pharmacology data, preclinical data, clinical data, chemistry, manufacturing and control (“CMC”) data, technical information and/or all other similar information and documentation.

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(n)    “Develop” or “Development” means those activities undertaken with respect to the Compounds or Licensed Products which are devoted to the progression of a potential pharmaceutical product in clinical studies and any other activities directed toward quality issues, publication, Regulatory Approval, formulation, production or CMC of the Compounds or Licensed Products.

(o)    “Dollar” or “$” means the lawful currency of the United States.

(p)    “Effective Date” has the meaning given in the preamble.

(q)    “Field” means the treatment of actinic keratosis and oncology indications in humans.

(r)     “Improvements” means all inventions, modifications, improvements and Know-How, patentable or otherwise, made, created, developed, conceived or reduced to practice by or on behalf of a Party and/or any of its Affiliates during the Term, including without limitation developments in the manufacture, formulation, ingredients, preparation, presentation, means of delivery or administration, dosage, indication, methods of use or packaging and/or sale of the Compound or Licensed Products.

(s)    “Infringement” has the meaning set forth in Section 6.3(a)

(t)    “Intellectual Property” means Patent Rights, Know-How, copyrights and works of authorship, Proprietary Information and all other intellectual property rights (except for trademarks, trade names and other source indicators), including any Improvements thereto.

(u)    “Investigational New Drug Application” means an investigational new drug application described in 21 CFR §312.23, obtained for purposes of conducting Clinical Trials in accordance with the requirements of the Act and the regulations promulgated thereunder, or the similar or equivalent application or approval under applicable Laws in another country, including all supplements and amendments thereto relating to the use of the Compound or Licensed Product.

(v)    “Licensee Indemnified Parties” has the meaning set forth in Section 10.1.

(w)    “Licensed Products” means any topical or oral Products that contain the Compound.

(x)    “Know-How” means all proprietary information and technology, including trade secret information, developments, discoveries, methods, techniques, formulations, Data, and other information, whether or not patentable, and any Improvements thereto.

(y)    “Law” means all laws, statutes, rules, regulations, treaties, ordinances and other pronouncements of any governmental authority having the binding effect of law.

(z)     “Losses” means any and all damages, awards, deficiencies, settlement amounts, defaults, assessments, fines, dues, penalties (including penalties imposed by any governmental authority), costs, fees, liabilities, obligations, losses, lost profits and expenses (including court costs, interest and reasonable fees of attorneys, accountants and other experts) awarded or otherwise paid or payable to Third Parties.

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(aa)    “Net Sales” means the gross sales amount of Licensed Products invoiced to Third Parties by Sublicensee and its Affiliates, less the following deductions (to the extent included in such gross sales amount):

(i)    quantity and/or cash discounts therefor;

(ii)    customs, duties, sales and similar taxes;

(iii)    amounts allowed or credited by reason of rejections, return of goods (including as a result of recalls, market withdrawals and other corrective actions), and retroactive price reductions or allowances specifically identifiable as relating to a Licensed Product including allowances and credits related to inventory management or similar agreements with wholesalers;

(iv)    (d) amounts incurred resulting from government (or any agency thereof) mandated rebate programs in the Territory;

(v)    Third Party rebates, patient discount programs, administrative fees and chargebacks or similar price concessions related to the sale of a Licensed Product;

(vi)    bad debt recognized by Sublicensee for accounting purposes as not collectible;

(vii)    the expenses for insurance, freight, packing, shipping and transportation;

(viii)    sample costs incurred during the pre-marketing activities;

(ix)    commissions paid to agents or distributors to secure tender offers or other purchases by local authorities; and

(x)    as agreed by the Parties, such agreement not to be unreasonably withheld, any other specifically identifiable amounts included in a Licensed Product’s gross sales amount that were or ultimately will be credited and that are similar to those listed above.

All such discounts, allowances, credits, rebates and other deductions shall be fairly and equitably allocated to the Licensed Product, and, to the extent applicable, other products or services of Sublicensee or its Affiliates such that the Licensed Products do not bear a disproportionate portion of such deductions. For the avoidance of doubt, Net Sales shall not include sales by Sublicensee to its Affiliates for resale; provided that, if Sublicensee sells a Licensed Product to an Affiliate for resale, then the Net Sales calculation shall include the amounts invoiced by such Affiliate to Third Parties on the resale of a Licensed Product. For purposes of this Sublicense Agreement, “sale” shall not include transfers or other distributions or dispositions of a Licensed Product, at no charge, for regulatory purposes, clinical trials, samples, free products or in connection with patient assistance programs or other charitable purposes or to physicians or hospitals for promotional purposes. A Licensed Product shall be considered “sold” only when billed or invoiced.

(bb)    “New Drug Application” means a new drug application or biologics license application filed in accordance with 21 CFR § 315.50 21 or CFR § 601.2 (as applicable) in the United States, or any similar application filed in any of the countries in the Territory under applicable Laws in such country for the approval for the marketing of a pharmaceutical or biological product, together with all subsequent submissions.

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(cc)     “Patent Rights” means all rights, existing as of the Effective Date, in any patents, patent applications, certificates of invention, or applications for certificates of invention and any supplemental protection certificates, together with any extensions, registrations, confirmations, reissues, substitutions, divisions, continuations or continuations-in-part, reexaminations or renewals thereof, including methods of development, manufacture, formulation, preparation, presentation, means of delivery or administration, dosage, packaging, sale or use thereof.

(dd)     “Phase II Clinical Trial(s)” means a Clinical Trial that is intended to initially evaluate the effectiveness of a Licensed Product in subjects or that would satisfy the requirements of 21 CFR § 312.21(b), or its equivalent.

(ee)    “Phase III Clinical Trial(s)” means a pivotal Clinical Trial, the results of which could be used to establish safety and efficacy of a Licensed Product as a basis for Regulatory Approval or that would satisfy the requirements of 21 CFR § 312.21(c), or its equivalent.

(ff)     “Proprietary Information” means any and all scientific, clinical, technological, technical, regulatory, marketing, financial, commercial information, and any other non-public information whether communicated in writing, orally or by any other means, including Know-How and Data.

(gg)    “Regulatory Approval” means approval by the relevant Regulatory Authority of a New Drug Application or other similar application, health registration, common technical document, regulatory submission, notice of compliance and any other license or permit required to be approved for the supply, manufacture, use, storage, distribution, import, export, transport, promotion, marketing and sale of a Licensed Product in a country, region or other regulatory jurisdiction.

(hh)    “Regulatory Authority” means any governmental authority in a country, region or other regulatory jurisdiction that regulates the supply, manufacture, use, storage, distribution, import, export, transport, promotion, marketing and sale of a Licensed Product.

(ii)    “SEC” means the United States Securities and Exchange Commission and any successor agency having substantially the same functions.

(jj)    “Term” has the meaning set forth in Section 8.1(a).

(kk)     “Territory” means Mainland China, excluding Hong Kong, Macau and Taiwan.

(ll)    “Third Party” means a person or entity who or which is neither a Party nor an Affiliate of a Party.

(mm)    “Upfront Payment” has the meaning set forth in Section 4.1.

ARTICLE II

GRANT OF RIGHTS

SECTION 2.1. License Grant by Sublicensor. Subject to the terms of this Sublicense Agreement, Sublicensor, on behalf of itself and its Affiliates, hereby grants to Sublicensee an exclusive

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(even as to Sublicensor and its Affiliates), non-sublicensable right and license throughout the Territory under Sublicensor’s license to use the Intellectual Property in the Compound to Commercialize the Licensed Products in the Field. Any Affiliates of Sublicensee exercising any rights of Sublicensee under this Sublicense Agreement must be located within the Territory. With respect to sales to Third Party distributors or other parties purchasing Licensed Products for resale, Sublicensee shall use Commercially Reasonable Efforts to restrict such resales to within the Territory.

SECTION 2.2. Retained Rights; No Implied Licenses. All rights not specifically granted to Sublicensee hereunder are reserved and retained by Sublicensor. Nothing in this Agreement shall be deemed to constitute the grant of any implied license or other right to any Party, except as explicitly set forth in this Agreement. Sublicensee shall not further sublicensee any of the rights granted herein.

SECTION 2.3. Preservation of Intellectual Property Rights. Sublicensor shall not assign, transfer, encumber, or grant any right in or to the Intellectual Property in the Compound or Licensed Products in any manner that is inconsistent with the rights granted to Licensee under this Sublicense Agreement.

ARTICLE III

DEVELOPMENT AND COMMERCIALIZATION; REGULATORY MATTERS

SECTION 3.1. Development and Commercialization. During the Term, Sublicensor or its Affiliates shall be responsible for conducting Development in the Field, and for manufacturing the Compounds for use in the Licensed Products, in the Territory. Sublicensor shall be responsible for all costs associated with Development in the Field in the Territory.

SECTION 3.2. Clinical Trials. Sublicensor or its Affiliates shall be responsible for conducting and administering, at its sole cost and expense, all the Clinical Trials required for any Regulatory Approvals in the Territory.

SECTION 3.3. Referencing Data. The Data and results of any Clinical Trials or other studies conducted by a Party in the Territory shall be (i) owned by such Party and (ii) made available to the other Party for reference at no cost to the requesting Party. Sublicensor grants to Sublicensee a non-exclusive, royalty-free, non-sublicensable license to use Sublicensor’s or its Affiliates’ Data and results solely for the Commercialization of the Licensed Products in the Field in the Territory.

SECTION 3.4. Commercialization and Sales of Licensed Products. Sublicensee shall use reasonable best efforts to Commercialize the Licensed Products in the Territory and shall be responsible for all costs associated with Commercialization of the Licensed Products in the Territory. Sublicensee shall (i) create and develop the advertising and promotional materials for the Licensed Products in the Territory and (ii) provide marketing and sales support with respect to Commercialization of the Licensed Products in the Territory.

SECTION 3.5. Compliance with Laws. Each Party shall comply with all applicable Laws concerning the Development and Commercialization of the Licensed Products, and shall obligate any sublicensees that it or its Affiliates may engage with respect to Licensed Products to do the same. Each Party acknowledges that it is familiar with and understands the provisions of the U.S. Foreign Corrupt Practices Act (“FCPA”) and the U.K. Bribery Act of 2010 (“UKBA”) and agrees to comply with its terms. The Parties further understand the provisions relating to the FCPA and UKBA’s prohibitions regarding the payment or giving of anything of value, including but not limited to payments, gifts, travel,

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entertainment and meals, either directly or indirectly, to an official of a foreign government or political party for the purpose of influencing an act or decision in his or her official capacity or inducing the official to use his or her party’s influence with that government, to obtain or retain business involving the Licensed Products and/or deliverables. The Parties agree to not violate or knowingly let anyone violate the FCPA or UKBA, and the Parties agrees that no payment it makes will constitute a bribe, influence payment, kickback, rebate, or other payment that violates the FCPA, the UKBA, or any other applicable anticorruption or anti-bribery law.

SECTION 3.6. Regulatory Matters. From and after the Effective Date, as between the Parties, Sublicensor or Athenex shall have sole authority and responsibility for the timely preparation, filing and prosecution of all filings, submissions, authorizations or approvals with Regulatory Authorities, and shall own and control all such filings, submissions, authorizations and approvals, including any Investigational New Drug Application, New Drug Application or other drug approval application in the Territory.

SECTION 3.7. Regulatory Cooperation. The Parties shall use Commercially Reasonable Efforts to coordinate and cooperate in connection with their respective compliance with all applicable Laws relating to the Development and Commercialization of the Compound and the Licensed Products, including without limitation providing the other Party with any Data or information required by applicable Regulatory Authorities.

SECTION 3.8. Pharmacovigilence. During the Term, each Party shall promptly inform the other Party, and provide appropriate notice to any applicable Regulatory Authorities or other Third Parties in accordance with applicable Laws, after such Party becomes aware of any serious adverse event (as defined by the ICH Harmonized Tripartite Guideline on Clinical Safety Data Management) that is directly or indirectly attributable to the use or application of the Compound or Licensed Products.

SECTION 3.9. Product Recalls. If any Regulatory Authority having jurisdiction requires or reasonably requests to recall a Licensed Product, Sublicensee shall promptly notify Sublicensor if such recall is in the Territory. As between the Parties, Sublicensee shall have the sole right and responsibility, at its expense, to initiate all recall procedures required or requested by any such Regulatory Agency in the Territory, and Sublicensor or its Affiliates shall have the sole right and responsibility, at its expense, to initiate all recall procedures required or requested by any such Regulatory Authority outside the Territory. Each Party shall be responsible, at its sole expense, for carrying out any such recall as expeditiously as possible and in such a way as to cause the least disruption to the sales of the Licensed Products and to preserve the goodwill and reputation attached to the Licensed Products and to the names of Licensor, Licensee and each of their respective Affiliates. Each Party shall maintain the appropriate procedures and records to permit the recall of the Licensed Product in accordance with applicable Laws.

ARTICLE IV

PAYMENTS AND STATEMENTS

SECTION 4.1. Upfront Fee Payment. As partial consideration for the license and rights granted herein, Sublicensee agrees to pay Sublicensor US $14,500,000.00 (or an equivalent amount in RMB) (the “Upfront Payment”). Sublicensee shall pay Sublicensor US $8,000,000 (or an equivalent amount in RMB) (the “Initial Upfront Payment”) by January 30, 2019. Sublicensee shall pay Sublicensor the remainder of the Upfront Payment (US $6,500,000 or an equivalent amount in RMB) by February 28, 2019.

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SECTION 4.2. Milestone Payments. In consideration of the rights granted by Sublicensor hereunder, Sublicensee shall pay Sublicensor the following milestone payments within 30 Business Days of the occurrence of the specified milestone event below, with each milestone fee to be paid no more than once with respect to the achievement of such milestone event. Such payments shall be made by Sublicensee within 30 Business Days after receiving written attestation from Sublicensor that such milestone event has occurred.

Milestone Event	Payment (US$, or an equivalent amount in RMB)
Delivery of clinical data from the two Phase III studies in the US of the Compound for treatment of actinic keratosis from Athenex to Sublicensee, expected in Q1 2019	US $	***
Earlier of (i) filing of an NDA in the US for the Compound for treatment of actinic keratosis and (ii) December 31, 2019	US $	***
Total potential milestone payments:	US $	15,000,000.00

SECTION 4.3. Royalties. During the Term, Sublicensee shall, pursuant to Section 4.4, pay to Sublicensor a royalty on annual (Calendar Year) aggregate Net Sales of Licensed Product based upon the following tiered royalty rates:

(a)    15% for annual Net Sales below US $***;

(b)    ***% for annual Net Sales between US $*** and US $***;

(c)    ***% for annual Net Sales higher than US $***.

SECTION 4.4. Royalty Reports and Payments.

(a)    Royalty Payments. Within sixty (60) days following the end of each Calendar Quarter during the Term, Sublicensee shall submit to Sublicensor an accounting report for such applicable Calendar Quarter for each relevant country within the Territory, which sets forth the gross sales, Net Sales and the royalties payable in accordance with Section 4.3 for such Calendar Quarter, with a breakdown of all deductions taken in any such calculations, in accordance with the definition of “Net Sales”. Any conversion to USD shall be calculated in accordance with Section 4.4(c). In the event of any royalty reduction during any Calendar Quarter due to Generic Competition in any country in the Territory, the report for such Calendar Quarter shall also provide the basis for the determination of such Generic Competition. Royalties shown to have accrued by each report shall be due and payable on the date such report is due.

(b)    Sublicensee shall also furnish to Sublicensor a written report for each relevant country within the Territory during the first four (4) Calendar Quarters commencing after the expiration of the Term stating the basis for Net Sales then being free of royalty obligations hereunder. Sublicensee shall thereafter have no further obligation to include in any written reports the Net Sales of such Licensed Products in such country for purposes of the royalty calculation for any Calendar Quarter. This obligation shall survive the termination or expiration of this Sublicense Agreement in any such country.

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(c)    Each Party shall keep and require its Affiliates to keep complete and accurate records in sufficient detail to permit accurate determination of all amounts necessary for calculation and verification of all payment obligations set forth in this Article 3 for a period of thirty six (36) months from the end of the relevant Calendar Quarter.

SECTION 4.5. Supply Payments. During the Term, Sublicensee shall purchase all Licensed Products from Sublicensor at a price equivalent to Sublicensor’s cost of manufacture plus *** percent (***%). Sublicensor shall invoice Sublicensee on a monthly basis for any such Licensed Products and Sublicensee shall pay Sublicensor within thirty (30) days of receipt of the invoice.

SECTION 4.6. General Payment Provisions.

(a)    All payments due and payable under this Sublicense Agreement shall be made in United States Dollars by bank wire transfer in immediately available funds to an account designated by the Party receiving such payment.

(b)    Except as otherwise defined herein, all financial calculations by either Party under this Sublicense Agreement shall be calculated in accordance with IFRS. In addition, all calculations shall give pro rata effect to and shall proportionally adjust (by giving effect to the number of applicable days in such Calendar Quarter) (i) for any Calendar Quarter that is shorter than a standard Calendar Quarter or any Calendar Year that is shorter than four consecutive full Calendar Quarters, or (ii) as a result of a determination, in accordance with the terms of this Sublicense Agreement, that the first or last day of such Calendar Quarter (including as a result of termination of this Sublicense Agreement) shall be deemed other than the actual first or last day of such Calendar Quarter, or that the first or last day of such Calendar Year shall be deemed other than the actual first or last day of such Calendar Year.

SECTION 4.7. Audits. (a) Upon the written request of Sublicensor, Sublicensee shall permit an independent certified public accounting firm of recognized standing, selected by Sublicensor and acceptable by Sublicensee (provided that such accounting firm shall not be retained or compensated on a contingency basis and shall have entered into a confidentiality agreement with Sublicensor in the form and substance reasonably satisfactory to Sublicensee), to have access not more than once in any Calendar Year, during normal business hours, to such of the records of Sublicensee as may be reasonably necessary to verify the accuracy of the reports under Section 4.3 hereof for any year ending not more than twenty four (24) months prior to the date of such request. The accounting firm shall disclose to Sublicensor whether the reports are correct or incorrect, the specific details concerning any discrepancies (including the accuracy of the calculation of Net Sales and the resulting effect of such calculations on the amounts payable by Sublicensee under this Sublicense Agreement) and such other information that should properly be contained in a report required under this Sublicense Agreement (the “Audit Report”).

(b) If such accounting firm concludes that additional amounts were owed during such year, and Sublicensee agrees with such conclusion, then Sublicensee shall pay the additional payments, together with interest at the Prime Rate on the amount of such additional payments, within thirty (30) days of the date Sublicensee delivers the Audit Report to Sublicensee. In the event that Sublicensee disagrees with the accounting firm’s conclusion, Sublicensee shall not have the obligation to make any additional payments to Sublicensor until there is a mutual agreement of the Parties regarding the amount owed by Sublicensee. For the avoidance of doubt, Sublicensee is not obligated to pay any interest for the period during which the Parties were in dispute of the account firm’s conclusion and amount owed thereunder. In the event such accounting firm concludes that amounts were overpaid by Sublicensee during such period, Sublicensor shall repay Sublicensee the amount of such overpayment, together with interest at the Prime Rate on the amount of such overpayment, within thirty (30) days of the date the

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auditing Party delivers to the audited Party such accounting firm’s Audit Report. The fees charged by such accounting firm shall be paid by Sublicensor provided, however, that if an error in favor of the Sublicensor of more than five percent (5%) of the payments due hereunder for the period being reviewed is discovered, then the fees and expenses of the accounting firm shall be paid by Sublicensee.

(c) Upon the expiration of twenty four (24) months following the end of any year for which Sublicensee or Sublicensor has made payment in full of amounts payable with respect to such year, and in the absence of negligence or willful misconduct of Sublicensee or Sublicensor or a contrary finding by an accounting firm pursuant to Section 4.5(a), such calculation shall be binding and conclusive upon Sublicensee or Sublicensor, and Sublicensee or Sublicensor, as applicable, shall be released from any liability or accountability with respect to royalties or other payments for such year.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

SECTION 5.1. General Representations. Each Party hereby represents and warrants to the other Party as follows:

(a)    Such Party is a company duly organized, validly existing and is in good standing under the laws of the jurisdiction of its incorporation, is qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification and failure to have such qualification would prevent it from performing its obligations under this Sublicense Agreement.

(b)    The execution, delivery and performance by such Party has been duly authorized by all necessary corporate action and does not and will not (i) violate any provision of any Laws presently in effect having applicability to a Party or any provision of its charter or bylaws; or (ii) conflict with or constitute a default under any other agreement to which such Party is a party.

(c)    This Sublicense Agreement has been duly executed and is a legal, valid and binding obligation of such Party, enforceable against it in accordance with the terms and conditions hereof, except as enforceability may be limited by (i) any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditor’s rights generally, or (ii) general principles of equity, whether considered in a proceeding in equity or at Law.

(d)    Such Party has obtained all authorizations, consents and approvals, governmental or otherwise, necessary for the execution and delivery of this Sublicense Agreement, and to otherwise perform such Party’s obligations under this Sublicense Agreement.

(e)    Other than the License Agreement, neither Party, nor any of its Affiliates, are a party to, or are otherwise bound by, any oral or written contract that will result in any Third Party obtaining any interest in, or that would give to any Third Party any right to assert any claim in or with respect to, any of such Party’s or the other Party’s rights under this Sublicense Agreement.

SECTION 5.2. Additional Representations and Warranties of Licensor. Sublicensor represents and warrants to Sublicensee that:

(a)    As of the Effective Date, to the knowledge of Sublicensor, (i) there is no Third Party infringing, misappropriating or violating of any of Licensor’s Intellectual Property in the Compound; and (ii) the use of Licensor’s Intellectual Property in the Compound as authorized by this Sublicense Agreement will not infringe, misappropriate or violate the Intellectual Property rights of any Third Party.

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(b)    To the knowledge of Sublicensor, as of the Effective Date in the Territory, other than the License Agreement, Sublicensor’s Intellectual Property rights in the Compound are not subject to any encumbrance, lien, license or claim of ownership by any Third Party that would conflict with the terms of this Sublicense Agreement.

ARTICLE VI

PATENT MATTERS

SECTION 6.1. Ownership of Inventions. As between the Parties:

(a)    As between the Parties, Sublicensor shall have and retain all right, title and interest in or Control over, as applicable, all Intellectual Property (including Patent Rights arising thereunder) (i) existing, owned or Controlled by it on the Effective Date, subject to the licenses and other rights in the Territory granted to Sublicensor under the License Agreement and to Sublicensee under this Sublicense Agreement and (ii) developed by Sublicensor during the Term.

SECTION 6.2. Maintenance and Prosecution. As between the Parties, Sublicensor shall have the sole right and ability to file, prosecute, register, maintain and renew all registrations and applications of all Intellectual Property in the Compound and/or Licensed Products at Sublicensor’s sole cost and expense.

SECTION 6.3. Third Party Infringement.

(a)    Each Party shall promptly notify the other Party in writing of any infringement, misappropriation or other violation (“Infringement”) of any Intellectual Property in the Compound or Licensed Products by a third party when such Infringement comes to the attention of such Party.

(b)    As between the Parties, Sublicensor shall have the sole right, but not the obligation, to (i) bring a Claim for any Infringement of the Intellectual Property in the Compound or Licensed Products, at Sublicensor’s sole expense and in the name of Sublicensor or its Affiliate or (ii) control the defense of any declaratory judgment Claim relating to the Intellectual Property in the Compound or Licensed Products. Sublicensee shall take all reasonable actions to facilitate Sublicensor’s or its Affiliates’ standing to bring any such Claim, and cooperate with Sublicensor and its Affiliates upon Sublicensor’s request in prosecuting same, provided that Sublicensor shall not join Sublicensee as a party to any such Claim without Sublicensee’s prior written consent, which Sublicensee may withhold in its sole discretion.

SECTION 6.4. Third Party Intellectual Property.

(a)    In the event that a Party becomes aware of any Claim that the Development or Commercialization of the Compound or Licensed Products infringes the Intellectual Property rights of any Third Party, such Party shall promptly notify the other Party.

(b)    As between the Parties, Sublicensor shall have the sole right and ability to defend and control the defense of any action in the Territory related to the infringement of any Third Party Intellectual Property by the Development or Commercialization of the Compound or Licensed Products. Sublicensor shall keep Sublicensee reasonably informed as to the progress of any such action.

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Sublicensee shall render, at Sublicensor’s expense, all assistance reasonably requested in connection with any action taken by Sublicensor. As between the Parties, the control of such action, including whether to initiate any legal proceeding and/or the settlement thereof, shall solely be under the control of Sublicensor. In addition, Sublicensor or its Affiliate shall pay all damages awarded or settlement payments made (including future royalty or similar payments) to such Third Party.

ARTICLE VII

CONFIDENTIALITY AND PUBLICITY

SECTION 7.1. Non-Disclosure and Non-Use Obligations. During the Term and for a period of 10 years thereafter, all Proprietary Information disclosed by one Party to the other hereunder shall be maintained in confidence and shall not be disclosed to any Third Party or used for any purpose except as expressly permitted herein without the prior written consent of the Party that disclosed it. The foregoing non-disclosure and non-use obligations shall not apply to the extent that such Proprietary Information:

(a)    is known by the receiving Party at the time of its receipt, as documented by records;

(b)    is or becomes in the public domain or knowledge without breach by either Party of its confidentiality obligations;

(c)    is disclosed to a receiving Party by a Third Party who may, to the knowledge of the Receiving Party, lawfully do so and is not under an obligation of confidentiality to the disclosing Party; or

(d)    is developed by the receiving Party independently of Proprietary Information received from the disclosing Party, as documented by contemporary written records.

SECTION 7.2. Permitted Disclosure of Proprietary Information. Notwithstanding SECTION 7.1, a Party receiving Proprietary Information of another Party may disclose such Proprietary Information:

(a)    to governmental or other regulatory agencies in order to obtain patents pursuant to this Sublicense Agreement, or to gain approval to conduct Clinical Trials or to market Licensed Product, but such disclosure may be only to the extent reasonably necessary to obtain such patents or authorizations and in accordance with the terms of this Sublicense Agreement or as otherwise requested by the Regulatory Authorities;

(b)    by Sublicensee to its agents, consultants or Affiliates in connection with the Development or Commercialization, or to otherwise enable Sublicensee to fulfill its obligations and responsibilities under this Sublicense Agreement, on the condition that such entities agree to be bound by confidentiality obligations consistent with this Sublicense Agreement; or

(c)    if required to be disclosed by law, subpoena or court order, provided that notice is promptly delivered to the non-disclosing Party in order to provide such party a reasonable opportunity to challenge or limit the disclosure obligations, and that any such disclosure made by the disclosing party is limited to the extent required by law or court order.

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SECTION 7.3. Certain Disclosures. Except as set forth in this Sublicense Agreement or as required by Law, neither Party shall make any press release or other public announcement or other public disclosure to a Third Party concerning the existence of or terms of this Sublicense Agreement, without the prior written consent of the other Party, which consent shall include agreement upon the nature and text of such release, announcement or other disclosure and shall not be unreasonably withheld or delayed; provided, however, that the foregoing will not restrict disclosures made in connection with any filing of information or materials with a stock exchange or the SEC or any stockholders’ letter to private investors on the condition that if the information is for investors, such investors agree to be bound by confidentiality obligations consistent with this Sublicense Agreement. Each Party agrees to provide to the other Party a copy of any such press release as soon as reasonably practicable under the circumstances prior to its scheduled release, and consider comments from such Party in good faith. Each Party shall have the right to review and recommend changes to any press release; provided, however, that such right of review and recommendation shall only apply for the first time that specific information is to be disclosed, and shall not apply to the subsequent disclosure of substantially similar information that has previously been disclosed unless there have been material developments relating to the Compound or the Licensed Product since the date of the previous disclosure; provided, further, that each Party shall provide to the other Party reasonable advance notice of any such subsequent disclosure. Without limiting the generality of any of the foregoing, it is understood that the Parties or their Affiliates may make disclosure of this Sublicense Agreement and the terms hereof in accordance with the rules and regulations of the SEC, other governmental authority, or securities exchange, may file this Sublicense Agreement as an exhibit to any filing with the SEC, other governmental authority, or securities exchange, and may distribute any such disclosure or filing in the ordinary course of its business.

SECTION 7.4. Publications. Neither Party may submit for written or oral publication any manuscript, abstract or the like relating to the Compound or Licensed Products, without the prior approval of the other Party, not to be unreasonably withheld, delayed or conditioned. If a Party desires to submit such publication, it shall first deliver to the other Party, for the other Party’s review, the proposed publication or an outline of the oral disclosure at least sixty (60) days prior to planned submission or presentation and shall consider in good faith comments made by such other Party.

ARTICLE VIII

TERM AND TERMINATION

SECTION 8.1. Term; Termination.

(a)    This Sublicense Agreement is effective as of the Effective Date and shall extend indefinitely, subject to expiration or termination as provided herein (“Term”);

(b)    This Sublicense Agreement shall automatically terminate upon the termination of the License Agreement;

(c)    This Sublicense Agreement may expire upon (i) the expiration of all of Sublicensor’s Patent Rights in the Compound or in the Licensed Products or the invalidation of all of Sublicensor’s Patent Rights in the Compound or in the Licensed Products or (iii) when the methods associated with the Compound or the Licensed Products cease to be a trade secret under applicable Law;

(d)    This Sublicense Agreement may be terminated upon mutual agreement of the Parties;

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(e)    Either Party may, without prejudice to any other remedies available to it under this Agreement or at law or in equity, terminate this Sublicense Agreement prior to the expiration of the Term in the event that the other Party materially breaches or defaults in the performance of any of its obligations hereunder, and fails to cure such breach within (i) thirty (30) days after notice is provided to the breaching Party, in the event the breach is a non-payment of any amount due hereunder that is not being disputed in good faith or (ii) sixty (60) days after notice of such breach is provided to the breaching Party for other causes of breach; provided that the Parties agree to negotiate in good faith prior to such termination. Termination will become effective at the end of the 30- or 60-day cure period unless the breaching Party cures such breach during such 30- or 60-day period, or if such breach is not susceptible to cure within such 30- or 60-day period, the breaching Party has commenced and is diligently pursuing a cure. The right of either Sublicensor or Sublicensee to terminate this Sublicense Agreement as provided in this SECTION 8.1 will not be affected in any way by such Party’s waiver or failure to take action with respect to any previous breach or default.

SECTION 8.2. Effect of Expiration or Termination; Survival.

(a)    Expiration or termination of this Sublicense Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination, including all accrued payment obligations arising under Section 4.3. In addition to any other provisions of this Sublicense Agreement which by their terms continue after the expiration of this Sublicense Agreement, the provisions of SECTION 7.1 shall survive the expiration or termination of this Sublicense Agreement and shall continue in effect after the date of expiration or termination.

(b)    Payments of amounts owing to Sublicensor under this Sublicense Agreement as of its expiration or termination shall be due and payable either (i) to the extent such amounts can be calculated and a fixed sum determined at the time of expiration or termination of this Sublicense Agreement, thirty (30) days after the date of such expiration or termination, or (ii) to the extent such amounts cannot be calculated and a fixed sum determined at the time of expiration or termination of this Sublicense Agreement, thirty (30) days after the date on which such amounts can be calculated and a fixed sum determined.

(c)    Sublicensee and its Affiliates shall have the right to sell or otherwise dispose of the stock of any Licensed Products subject to this Sublicense Agreement on hand as of the termination of this Sublicense Agreement. Within thirty (30) days after the effective date of termination of this Sublicense Agreement, Sublicensee shall notify Sublicensor of the amount of Licensed Products that Sublicensee and its Affiliates then have on hand. Sublicensee shall have the right to sell in the Territory (subject to Regulatory Approvals), such remaining stock of Licensed Products for a period ending upon the earlier of: (i) Sublicensee’s and its Affiliates’ sale of all such remaining Licensed Products, or (ii) 6 months after such termination, and terms and conditions of this Sublicense Agreement shall apply to such Licensed Products so sold. Sublicensor hereby grants Sublicensee, effective upon termination of this Sublicense Agreement, a non-exclusive license to sell such Licensed Products in the Field in the Territory, subject to payment of all related amounts due under this Sublicense Agreement. Any remaining quantities of Licensed Products not sold during this period shall, at Sublicensor’s election, either be destroyed by Sublicensee at Sublicensee’s cost or sold to Sublicensor at Sublicensee’s procurement cost for such Licensed Products. In the event that Sublicensee does not elect to exercise its right, pursuant to this Section 8.2(c), to sell or otherwise dispose of the remaining stock of any Licensed Products, such remaining stock shall be transferred to Sublicensor at no cost to Sublicensor.

(d)    Upon the termination of this Sublicense Agreement, each Party shall, at the request of the other Party, return or destroy all copies of the other Party’s Proprietary Information,

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provided, however, that a Party may keep one copy of such Proprietary Information if required to comply with any applicable Laws. Upon the termination of this Sublicense Agreement, Sublicensee shall (i) furnish to Sublicensor all Compound-related materials prepared by Sublicensee (e.g., sales records, files, marketing and/or advertising materials), (ii) assign to Sublicensor all agreements with Third Parties that relate to the Commercialization of Licensed Products in the Territory, and (iii) assign to Sublicensor all licenses, permissions or authorization to Commercialize the Licensed Products in the Territory.

ARTICLE IX

INDEMNIFICATION; LIMITATIONS OF LIABILITY

SECTION 9.1. Indemnity. For purposes of this SECTION 9.1, “Sublicensor Indemnified Parties” refers to Sublicensor, its Affiliates and the officers, directors, employees, shareholders, agents and successors and assigns of Sublicensor and its Affiliates, and “Sublicensee Indemnified Parties” refers to Sublicensee, its Affiliates and officers, directors, employees, shareholders, agents and successors and assigns of Sublicensee and its Affiliates.

SECTION 9.2. Licensee Indemnification. Sublicensee shall defend the Sublicensor Indemnified Parties from and against Claims that are brought by a Third Party, and shall indemnify and hold harmless to the fullest extent permitted by law the Sublicensor Indemnified Parties from and against any and all Losses, that arise out of or are attributable to (i) Sublicensee’s gross negligence or willful misconduct in exercising or performing any of its rights or obligations under this Sublicense Agreement; or (ii) a material breach by Sublicensee of any of its obligations, representations, warranties or covenants under this Sublicense Agreement; provided, however, that Sublicensee shall not be obligated to indemnify Sublicensor under this SECTION 9.2, to the extent such Claim arose out of the gross negligence or willful misconduct of Sublicensor or to the extent such Claim is covered by Sublicensor’s indemnity below.

SECTION 9.3. Licensor Indemnification. Sublicensor shall defend the Sublicensee Indemnified Parties from and against all Claims, in each case that are brought by a Third Party, and shall indemnify and hold harmless to the fullest extent permitted by law the Sublicensee Indemnified Parties from and against any and all Losses that arise out of such Claims that are attributable to (i) the use of the Intellectual Property in the Compound or Licensed Products as authorized by this Sublicense Agreement infringing, misappropriating or violating the Intellectual Property of such Third Party, (ii) Sublicensor’s gross negligence or willful misconduct in exercising or performing any of its rights or obligations under this Sublicense Agreement; or (iii) a material breach by Sublicensor of any of its obligations, representations, warranties or covenants under this Sublicense Agreement; provided, however, that Sublicensor shall not be obligated to indemnify Sublicensee under this SECTION 9.3, to the extent such Claim arose out of the gross negligence or willful misconduct of Sublicensee.

SECTION 9.4. Indemnification Procedure.

(a)    Each Party shall promptly notify the other Party in writing of any Claim. Concurrent with the provision of notice pursuant to this SECTION 9.4(a), the indemnified Party shall provide to the other Party copies of any complaint, summons, subpoena or other court filings or correspondence related to such Claim and will give such other information with respect thereto as the other Party shall reasonably request. The indemnifying Party and indemnified Party shall meet to discuss how to respond to such Claim. Failure to provide prompt notice shall not relieve any Party of the duty to defend or indemnify unless such failure materially prejudices the defense of any matter. Each Party agrees that it will take reasonable steps to minimize the burdens of the litigation on witnesses and on the ongoing business of the indemnified Parties including by making reasonable accommodations to witnesses’ schedules when possible and seeking appropriate protective orders limiting the duration and/or location of depositions.

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(b)    Should either Party dispute that any Claim or portion of a Claim (“Disputed Claim”) of which it receives notice pursuant to SECTION 9.4(a), is an indemnified Claim, it shall so notify the other Party providing written notice in sufficient time to permit such other Party to retain counsel and timely appear, answer and/or move in any such action. In such event, such other Party shall defend against such Claim; provided, however, that such other Party shall not settle any Claim which it contends is an indemnified Claim without providing the indemnifying Party 10 Business Days’ notice prior to any such settlement and an opportunity to assume the defense and indemnification of such Claim pursuant to this Sublicense Agreement. If it is determined that a Disputed Claim is subject to indemnification, the indemnifying Party will reimburse the costs and expenses, including reasonable attorneys’ fees, of the indemnified Party.

SECTION 9.5. Settlement of Indemnified Claims. The indemnifying Party under SECTION 9.2 or SECTION 9.3, as applicable, shall have the sole authority to settle any indemnified Claim without the consent of the other Party, provided, however, that an indemnifying Party shall not, without the written consent of the other Party, as part of any settlement or compromise (i) admit to liability on the part of the other Party; (ii) agree to an injunction against the other Party; (iii) separately apportion fault to the other Party in any manner or (iv) agree to a settlement or compromise that would result in any loss of rights or material liability to the other Party. The Parties further agree that as part of the settlement of any indemnified Claim, an indemnifying Party shall obtain a full, complete and unconditional release from the claimant on behalf of the indemnified Parties.

SECTION 9.6. Limitation of Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER OR ANY OF ITS AFFILIATES FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES (INCLUDING LOST PROFITS, BUSINESS OR GOODWILL) SUFFERED OR INCURRED BY SUCH OTHER PARTY OR ITS AFFILIATES, WHETHER BASED UPON A CLAIM OR ACTION OF CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHER TORT, OR OTHERWISE, ARISING OUT OF THIS SUBLICENSE AGREEMENT.

ARTICLE X

MISCELLANEOUS

SECTION 10.1. Force Majeure. Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Sublicense Agreement for failure or delay in fulfilling or performing any term of the this Sublicense Agreement during the period of time when such failure or delay is caused by or results from events beyond the reasonable control of a Party, including fire, flood, earthquake, explosion, storm, blockage, embargo, war, acts of war (whether war be declared or not), terrorism, insurrection, riot, civil commotion, strike, lockout or other labor disturbance, failure of public utilities or common carriers, act of God or act, omission or delay in acting by any governmental authority or the other Party. The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practicable.

SECTION 10.2. Assignment. No Party may assign (including assignments by operation of law) or assume in bankruptcy this Sublicense Agreement or any of its rights, interests or obligations hereunder, in whole or in part, without the prior written approval of the other Party in its sole discretion; provided that Sublicensor may assign this Sublicense Agreement in connection with (i) an internal reorganization or (ii) a sale or transfer of all or substantially all of its assets or a sale of the assets related to this Sublicense Agreement. Any purported transaction in violation of the foregoing shall be null and void ab initio and of no force or effect.

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SECTION 10.3. Severability. In the event that any of the provisions contained in this Sublicense Agreement are held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties. In such event, the Parties covenant and agree to renegotiate any such term, covenant or application thereof in good faith in order to provide a reasonably acceptable alternative to the term, covenant or condition of this Sublicense Agreement or the application thereof that is invalid or unenforceable, it being the intent of the Parties that the basic purposes of this Sublicense Agreement are to be effectuated.

SECTION 10.4. Notices.

(a)    Correspondence, reports, documentation, and any other communication in writing between the Parties in the course of ordinary implementation of this Sublicense Agreement (but not including any notice required by this Sublicense Agreement) shall be in writing and delivered by hand, sent by email, or by overnight express mail (e.g., FedEx) to any single representative designated by the Party which is to receive such written communication.

(b)    Extraordinary notices and communications (including but not limited to notices of termination, force majeure, material breach, change of address, or any other notices required by this Sublicense Agreement pursuant to Section 3.10, Section 7.2, Section 7.3, Section 8.1, and Section 9.4) shall be in writing, hand delivered or sent by overnight courier or express mail service (e.g., FedEx), postage prepaid, or confirmed by prepaid registered or certified air mail letter, return receipt requested, to the following addresses of the Parties (or to such other address or addresses as may be specified from time to time in a written notice):

if to Sublicensor to:

Chongqing Taihao Pharmaceutical Co., Ltd.

C—5 #105 C-5, Er Lang Chuang Ye Road,

Jiulongpo District, Chongqing, China

Attention: Dr. William Wei Zuo

if to Sublicensee to:

Chongqing Jingdong Junzhuo Pharmaceutical Co., Ltd.

26# West Honghu Road

Yubei District, Chongqing, China Attention: Mr. Bin Li

Any such communication shall be deemed to have been given when delivered if personally delivered on a Business Day, upon confirmed delivery by nationally-recognized overnight courier if so delivered, and on the third Business Day following the date of mailing if sent by registered or certified mail.

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SECTION 10.5. Equitable Relief. Each of the Parties acknowledges and agrees that the other Party may suffer irreparable and continuing damage for which there is no adequate remedy at law in the event of a breach or threatened breach of this Sublicense Agreement. Accordingly, and notwithstanding anything herein to the contrary, each of the Parties agrees that the other Party shall be entitled to seek injunctive relief to prevent breaches of the provisions of this Sublicense Agreement, and/or to require specific performance of obligations under this Sublicense Agreement and the terms and provisions hereof, in any action instituted in any court or tribunal having jurisdiction over the Parties and the matter, without posting any bond or other security, and that such relief shall be in addition to any other remedies to which such Party may be entitled, at law or in equity.

SECTION 10.6. Further Assurances. Each of the Parties shall take such further actions as are necessary or desirable in order to effectuate the respective rights and obligations hereunder.

SECTION 10.7. Applicable Law, Venue and Dispute Resolution. This Sublicense Agreement, including the validity hereof and the rights and obligations of the Parties hereunder, shall be governed by and construed and interpreted in accordance with the laws of Hong Kong, except to the extent that the matter in question is mandatorily required to be governed by the laws of any other jurisdiction, in which case it will be governed by the applicable provisions of such laws. Except as provided in Section 10.5, all disputes that arise in connection with this Sublicense Agreement and the interpretation thereof shall first be discussed amicably between the Parties. If the dispute cannot be settled in an amicable manner, it will be settled by arbitration to be held in the State of New York in conformity with commercial arbitration rules of the International Chamber of Commerce. The award rendered by arbitration shall be final and binding upon the Parties hereto, and judgment may be entered by a court of competent jurisdiction.

SECTION 10.8. Entire Agreement. This Sublicense Agreement, including the exhibits and schedules hereto, contains the entire understanding of the Parties with respect to the subject matter herein. All express or implied agreements and understandings, either oral or written, heretofore made, including without limitation any offering letters, letters of intent, or term sheets, are expressly superseded by this Sublicense Agreement. This Sublicense Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by all Parties hereto.

SECTION 10.9. Independent Contractors. It is expressly agreed that the Parties will be independent contractors and that the relationship between the Parties shall not constitute a partnership, joint venture or agency. Neither Party has the authority to make any statements, representations or commitments of any kind, or to take any action, that are binding on the other Party without the prior written consent of such other Party.

SECTION 10.10. Waiver. The waiver by a Party hereto of any right hereunder shall not be deemed a waiver of any other right hereunder, whether of a similar nature or otherwise.

SECTION 10.11. Construction. The headings of this Sublicense Agreement are for convenience only and shall not affect its construction. This Sublicense Agreement shall be construed as if drafted jointly by the Parties. The use of the word “including” in this Sublicense Agreement shall mean “including without limitation.” Words such as “herein,” “hereof,” and “hereunder” refer to this Agreement as a whole unless the context otherwise requires.

SECTION 10.12. Counterparts. This Sublicense Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures to this Sublicense Agreement transmitted by fax, by email in “portable document format” (“.pdf”) or by any other electronic means intended to preserve the original graphic and pictorial appearance of this Sublicense Agreement shall have the same effect as physical delivery of the paper document bearing an original signature.

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SECTION 10.13. No Third Party Beneficiaries. Except as specifically set forth herein, none of the provisions of this Sublicense Agreement shall be for the benefit of or enforceable by any Third Party, including any creditor of either Party hereto. No such Third Party shall obtain any right under any provision of this Sublicense Agreement or shall by reasons of any such provision make any claim in respect of any debt, liability or obligation (or otherwise) against either Party hereto. Athenex consents and agrees to the rights and obligations granted herein. The Parties intend and agree that Athenex shall be a beneficiary of this Sublicense Agreement, with a right to enforce all of Sublicensor’s rights herein

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IN WITNESS WHEREOF, the Parties have executed this Sublicense Agreement as of the date first set forth above.

Chongqing Taihao Pharmaceutical Co., Ltd.

By:
Name:
Title:

Chongqing Jingdong Junzhuo Pharmaceutical Co., Ltd.

By:
Name:
Title:

Athenex, Inc. (solely for purposes of Section 10.13)

By:
Name:
Title: